Exhibit 5.1

12636 High Bluff Drive, Suite 400
San Diego, California 92130-2071
Tel: +1.858.523.5400 Fax: +1.858.523.5450
www.lw.com
FIRM /AFFILIATE OFFICES
	Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Doha	Orange County
	Dubai	Paris
March 20, 2009	Frankfurt	Rome
	Hamburg	San Diego
	Hong Kong	San Francisco
	London	Shanghai
	Los Angeles	Silicon Valley
	Madrid	Singapore
Cadence Pharmaceuticals, Inc.	Milan	Tokyo
12481 High Bluff Drive, Suite 200 San Diego, CA 92130	Moscow	Washington, D.C.

Re:    Cadence Pharmaceuticals, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Cadence Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling stockholders of 12,039,794 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and 6,019,897 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants held by the selling security holders (the “Warrants”). The Shares and Warrant Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 20, 2009 (the “Registration Statement”) covering certain resales of the Shares and the Warrant Shares by the selling security holders named in the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares and the Warrant Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, (a) the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and nonassessable, and (b) the issue and sale of the Warrant Shares in the manner contemplated by the Registration Statement and the Warrants have been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Warrants, will be validly issued, fully paid and nonassessable.

March 20, 2009

We bring your attention to the fact that Latham & Watkins LLP and certain of the attorneys in this firm who have rendered, and will continue to render, legal services to the Company hold shares and warrants exercisable for shares of Common Stock representing in the aggregate less than one percent of the Company’s Common Stock outstanding immediately prior to the filing of the Registration Statement.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP